EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
VCA Antech, Inc.


We consent to the incorporation by reference in the registration statement on Form S-3 of VCA Antech, Inc. of our report dated February 20, 2003, with respect to the consolidated balance sheets of VCA Antech, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of VCA Antech, Inc and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP



Los Angeles, California
August 21, 2003